FOR IMMEDIATE RELEASE

Laredo Oil Announces Enhanced Oil Recovery Strategy

Big Horn, WY., Nov 9, 2009/BusinessWire - Laredo Oil, Inc. (OTC BB: LRDC), an Exploration and Production company specializing in incremental production on domestic oil fields, today announced its business strategy.

According to Mark See, Chairman and CEO, “Our strategy is simple. Laredo Oil will acquire targeted mature and abandoned oil fields and use customary underground equipment to recover stranded oil reserves previously thought to not be economically recoverable. Using a reserved Classification and Ranking program, we have identified over 100 potential target fields containing an estimated 18 billion barrels of stranded oil.”

The Underground Gravity DrainageTM (“UGDTM”) Business Method consists of using time tested tunneling practices to go underneath mature and declining oil fields. From an underground chamber next to the reservoir, inexpensive holes are drilled into the oil formation from which stranded reserves are produced.

“By acquiring carefully chosen fields graded by our restricted classification program and using UGDTM, we should be able to profitably recover a substantial amount of oil from declining reservoirs,” says Chief Financial Officer, Bradley E. Sparks.

ABOUT LAREDO OIL, INC.

Laredo Oil, Inc. (www.laredo-oil.com) plans to acquire targeted mature and depleted oil fields and use UGDTM to profitably recover stranded oil reserves previously thought to be incapable of economic recovery. Our common stock is listed on the OTC Bulletin Board under the symbol, "LRDC".

The statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as "expects”, "anticipates”, "intends”, "plans”," "believes”, "seeks”, "estimates" or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil, Inc. SEC reports and filings, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:
Brad Sparks
Laredo Oil, Inc.
214-296-4464
bsparks@laredo-oil.com

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